Exhibit 99.1

PRESS RELEASE

	Contacts:	Robert McPherson
Sr. Vice President, CFO
FOR IMMEDIATE RELEASE		Metals USA, Inc. 713-965-0990

METALS USA REPORTS 2007 1ST QUARTER RESULTS

April 30, 2007 – HOUSTON, TEXAS – Metals USA, Inc., a wholly-owned subsidiary of Metals USA Holdings Corp. through its wholly-owned subsidiary Flag Intermediate Holdings Corporation, today announced its operating results for the quarter ended March 31, 2007. Sales revenues of $462.6 million exceeded first quarter prior year sales of $429.6 million by $33.0 million. Sales volumes in our metal service center business decreased by 2% when compared to the same period last year. Adjusted EBITDA (as defined and calculated in the attached table), a non-GAAP financial measure used by Metals USA and its creditors to monitor the performance of the business, was $34.7 million for the first quarter, or $3.4 million higher than first quarter 2006. The Company recognized $5.5 million in depreciation and amortization expenses during the quarter. Interest expense for the first quarter 2007 was $14.7 million. Operating income, the GAAP measure that we believe is most comparable to Adjusted EBITDA, was $25.5 million, including a one-time stock option expense of $3.0 million. First quarter 2007 operating income was $10.0 million better than first quarter last year.

Lourenco Goncalves, the Company’s Chairman, President and C.E.O., stated: “Our business continued to be strong during the first quarter. Material availability in the market tightened noticeably and prices rose accordingly, benefiting the service center companies which are able to efficiently manage inventories, such as Metals USA. The first quarter was a good one for Metals USA, and the second quarter should be even better.” Mr. Goncalves added: “The service center business continues to demonstrate superior returns. Our industry has undergone a transformational shift to sustainable and attractive financial performance.”

The Company had $332.0 million drawn under its ABL credit facility at March 31, 2007, with excess availability of $100.3 million and suppressed availability of $56.7 million. Total debt of $613.5 million at quarter end was $2.9 million higher than at December 31, 2006. Capital expenditures of $5.5 million were made during the first quarter 2007. During the first three months of this year net cash provided by operating activities was $8.1 million. This amount represents net income of $6.6 million, plus adjustments for costs that did not involve cash flows for the period of $9.8 million, offset by changes in operating assets and liabilities that resulted in a cash outflow of $8.3 million for the period, an amount that was primarily attributable to increases in accounts receivable partially offset by increases in accounts payable and accrued liabilities.

Metals USA has scheduled a conference call for Monday, April 30, 2007 at 11:00 a.m. Eastern Time. Anyone interested in hearing the call live may gain access via the Company’s website. A replay of the call will be available approximately two hours after the live broadcast ends and will be available until approximately May 30, 2007. To access the replay, dial (888) 203-1112 and enter the pass code 3191348.

Metals USA provides a wide range of products and services in the heavy carbon steel, flat-rolled steel, non-ferrous metals, and building products markets. In its Building Products Division, Metals USA is the largest manufacturer of patio products and stone-coated steel roofing products in North America, primarily serving the home remodeling industry. For more information, visit the Company’s website at www.metalsusa.com. The information contained in this release is limited and the Company encourages interested parties to read the Company’s Prospectus to our Registration Statement on Form S-4, as amended, dated August 4, 2006, and historical Form 10-K and 10-Q’s which are on file with the Securities and Exchange Commission for more complete historical information about the Company. Additionally, copies of the Company’s filings with the Securities and Exchange Commission together with press releases and other information investors may find of benefit can be found at the Company’s website at www.metalsusa.com under “Investor Relations.”

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s historic periodic filings with the Securities and Exchange Commission.

- Tables follow -

Metals USA, Inc.

Unaudited Consolidated Statements of Operations

(In millions)

	Three Months Ended
	March 31,		December 31, 2006
	2007	2006
Revenues:
Net sales	$462.6	$429.6	$437.5
Operating costs and expenses:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	356.1	341.0	333.2
Operating and delivery	45.2	41.7	44.3
Selling, general and administrative	30.4	27.2	28.0
Depreciation and amortization	5.2	4.2	8.0
Impairment of property and equipment	0.2	—	—

Operating income	25.5	15.5	24.0
Other (income) expense:
Interest expense	14.7	12.0	14.5
Other (income) expense, net	—	(0.1)	—

Income before income taxes	10.8	3.6	9.5
Provision for income taxes	4.2	1.5	3.3

Net income	$6.6	$2.1	$6.2

Metals USA, Inc.

Consolidated Condensed Balance Sheets

(In millions, except share amounts)

	March 31, 2007	December 31, 2006
	(Unaudited)	(Audited)
Assets
Current assets:
Cash	$12.3	$14.2
Accounts receivable, net of allowance of $8.8, and $8.4 respectively	232.7	212.2
Inventories	452.5	447.3
Deferred income tax asset	15.0	15.0
Prepaid expenses and other	16.3	14.9

Total current assets	728.8	703.6
Property and equipment, net	196.7	194.6
Intangible assets, net	17.6	19.9
Goodwill	46.7	47.1
Other assets, net	16.3	16.7

Total assets	$1,006.1	$981.9

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$88.0	$71.2
Accrued liabilities	60.3	59.0
Current portion of long-term debt	0.4	0.5

Total current liabilities	148.7	130.7
Long-term debt, less current portion	613.1	610.1
Deferred income tax liability	66.6	67.6
Other long-term liabilities	31.6	25.9

Total liabilities	860.0	834.3

Commitments and contingencies
Stockholder’s equity:
Common stock, $.01 par value, 100 shares authorized, issued and outstanding at March 31, 2007 and December 31, 2006, respectively	—	—
Additional paid-in capital	120.2	118.0
Retained earnings	26.2	30.2
Accumulated other comprehensive income	(0.3)	(0.6)

Total stockholder’s equity	146.1	147.6

Total liabilities and stockholder’s equity	$1,006.1	$981.9

Metals USA, Inc.

Unaudited Consolidated Condensed Statements of Cash Flows

(In millions)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income	$6.6	$2.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Impairment of property and equipment	0.2	—
Provision for bad debts	0.5	0.9
Depreciation and amortization	5.5	4.4
Amortization of debt issuance costs	0.6	0.6
Deferred income taxes	(0.4)	(7.2)
Non-cash stock-based compensation	3.4	0.3
Changes in operating assets and liabilities:
Accounts receivable	(21.0)	(32.2)
Inventories	(5.2)	2.7
Prepaid expenses and other	(1.7)	10.5
Accounts payable and accrued liabilities	16.9	14.2
Income taxes payable	1.3	4.1
Other operating	1.4	(0.5)

Net cash provided by (used in) operating activities	8.1	(0.1)

Cash flows from investing activities:
Sale of assets	0.1	—
Purchase of assets	(5.5)	(3.7)

Net cash provided by (used in) investing activities	(5.4)	(3.7)

Cash flows from financing activities:
Borrowings on credit facility	89.0	75.5
Repayments on credit facility	(86.0)	(65.0)
Repayments on long-term debt	(0.1)	(0.2)
Deferred financing costs and other	—	(0.1)
Dividends paid	(7.5)	—

Net cash provided by (used in) financing activities	(4.6)	10.2

Net increase in cash	(1.9)	6.4
Cash, beginning of period	14.2	11.3

Cash, end of period	$12.3	$17.7

Metals USA, Inc.

Unaudited Supplemental Segment and Non GAAP Information

(In millions, except shipments)

	Three Months Ended
	March 31,		December 31, 2006
	2007	2006
Segment:

Flat Rolled:
Net sales	$211.5	$191.5	$192.2
Operating Income	$13.9	$6.2	$11.6
Depreciation and amortization	$0.9	$0.9	$1.0
EBITDA (1)	$14.8	$7.1	$12.6
Adjusted EBITDA (2)	$14.8	$10.3	$12.6
Shipments (3)	168	186	155

Plates and Shapes:
Net sales	$221.0	$198.4	$210.1
Operating Income	$23.5	$17.2	$20.9
Depreciation and amortization	$2.3	$1.1	$3.1
EBITDA (1)	$25.8	$18.3	$24.0
Adjusted EBITDA (2)	$25.8	$22.6	$24.0
Shipments (3)	212	205	201

Building Products:
Net sales	$34.3	$45.5	$39.6
Operating Income	$(1.9)	$(0.4)	$(0.5)
Depreciation and amortization (5)	$0.5	$0.2	$0.9
EBITDA (1)	$(1.4)	$(0.2)	$0.4
Adjusted EBITDA (2)	$(1.4)	$3.1	$0.4
Shipments (3)	—	—	—

Corporate and other:
Net sales	$(4.2)	$(5.8)	$(4.4)
Operating Income	$(10.0)	$(7.5)	$(8.0)
Depreciation and amortization	$1.8	$2.2	$3.4
EBITDA (1)	$(8.2)	$(5.3)	$(4.6)
Adjusted EBITDA (2)	$(4.5)	$(4.7)	$(2.6)
Shipments (3) (4)	(3)	(6)	(3)

Consolidated:
Net sales	$462.6	$429.6	$437.5
Operating Income	$25.5	$15.5	$24.0
Depreciation and amortization (5)	$5.5	$4.4	$8.4
EBITDA (1)	$31.0	$19.9	$32.4
Adjusted EBITDA (2)	$34.7	$31.3	$34.4
Shipments (3)	377	385	353

(1)	EBITDA is the summation of Operating Income and Depreciation and Amortization. We believe that EBITDA is commonly used as a measure of performance for companies in our industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States. The items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of operating performance or a measure of liquidity.
(2)	Adjusted EBITDA, as contemplated by our credit documents, is used by our lenders for debt covenant compliance purposes. Adjusted EBITDA is EBITDA adjusted to eliminate management fees to related parties, one-time, non-recurring charges related to the use of purchase accounting, and other non-cash income or expenses, which are more particularly defined in our credit documents and the indenture governing the notes.
(3)	Unaudited and is expressed in thousands of tons. Not a meaningful measure for Building Products.
(4)	Negative net sales and shipment information represent the elimination of intercompany transactions.
(5)	Includes depreciation expense recorded in cost of sales.

EBITDA and Adjusted EBITDA Non-GAAP Measures Reconciliations and Explanations

EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization and is used by management, together with Adjusted EBITDA, as a measure for certain performance-based bonus plans. Adjusted EBITDA, as contemplated by our credit documents, is used by our lenders for debt covenant compliance purposes. Adjusted EBITDA is EBITDA adjusted to eliminate management fees to related parties, one-time, non-recurring charges related to the use of purchase accounting, and other non-cash income or expenses, which are more particularly defined in our credit documents and the indenture governing the notes. Our credit documents and the indenture governing the notes require us to meet or exceed specified minimum financial measures before we will be permitted to consummate certain acts, such as complete acquisitions, declare or pay dividends and incur additional indebtedness, and one of the more significant measures contained in our credit documents and the indenture governing the notes is Adjusted EBITDA.

We believe that EBITDA and Adjusted EBITDA are useful to investors because the measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles which we refer to as “GAAP,” and should not be viewed in isolation and do not purport to be an alternative to net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. There are material limitations associated with making the adjustments to our earnings to calculate EBITDA and Adjusted EBITDA and using these non-GAAP financial measures as compared to the most directly comparable U.S. GAAP financial measures. For instance, EBITDA and Adjusted EBITDA do not include:

•	interest expense, and because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;

•	depreciation and amortization expense, and because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue; and

•	tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate.

Additionally, neither EBITDA nor Adjusted EBITDA are intended to be a measure of free cash flow for management’s discretionary use, as neither considers certain cash requirements such as capital expenditures, contractual commitments, interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures for other companies.

Below is a reconciliation of operating income to EBITDA and Adjusted EBITDA.

	Three Months Ended
	March 31,		December 31, 2006
	2007	2006
Operating Income	$25.5	$15.5	$24.0
Depreciation and Amortization	5.5	4.4	8.4

EBITDA	31.0	19.9	32.4
Indenture defined adjustments to EBITDA:
Stock options and grant expense	3.4	0.3	0.3
Non-cash charges - inventory purchase adjustments	—	10.8	—
Facility Closures	—	—	1.4
Management fees and other costs	0.3	0.3	0.3

Adjusted EBITDA	$34.7	$31.3	$34.4